Exhibit 99.1

For more information, contact:

Name: McCall Butler

AT&T Corporate and Financial Communications

Phone: 470-773-5704

Email: mb8191@att.com

AT&T INC. ANNOUNCES PROPOSED OFFERING OF

SERIES A PREFERRED STOCK

Dallas, Texas, December 5, 2019 — AT&T Inc. (NYSE: T) (“AT&T”) announced today a proposed registered public offering (the “Offering”) of depositary shares, each of which represents a 1/1,000th interest in a share of its Perpetual Preferred Stock, Series A, $25,000 liquidation preference per share (equivalent to $25.00 per depositary share). The completion of the proposed offering depends upon several factors, including market and other conditions. AT&T intends to use the net proceeds of the Offering for general corporate purposes.

Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., RBC Capital Markets, LLC, J.P. Morgan Securities LLC and UBS Securities LLC are acting as Joint Book-Running Managers for the Offering.

This press release is neither an offer to sell, nor a solicitation of an offer to buy, depositary shares or any other securities, and shall not constitute an offer to sell, or a solicitation of an offer to buy, or a sale of, depositary shares, or any other securities, in any jurisdiction in which such offer, solicitation or sale is unlawful. The Offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The Offering will be made only by means of a prospectus and related preliminary prospectus supplement, which may be obtained by visiting the SEC’s website at www.sec.gov. Alternatively, you may request these documents by calling Morgan Stanley & Co., LLC at (866) 718-1649 (toll free); Wells Fargo Securities, LLC at (800) 645-3751 (toll free); BofA Securities, Inc. at (800) 294-1322 (toll free); RBC Capital Markets, LLC at (866) 375-6829 (toll free); J.P. Morgan Securities LLC at (212) 834-4533 (collect) or UBS Securities LLC at (888) 827-7275 (toll free).

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December 5, 2019

© 2019 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this news release contains forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission and the prospectus and preliminary prospectus supplement related to the Offering. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

December 5, 2019

© 2019 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.